UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

September 9, 2008

(Date of Report)

(Date of earliest event reported)

JOHN WILEY & SONS, INC.

(Exact name of registrant as specified in its charter)

New York

(State or jurisdiction of incorporation)

0-11507	13-5593032
----------------------------------------------------	---------------------------------------------
Commission File Number	IRS Employer Identification Number

111 River Street, Hoboken NJ	07030
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Address of principal executive offices	Zip Code

Registrant’s telephone number, including area code:	(201) 748-6000
---------------------------------------------

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act(17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

(17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

(17 CFR	240.13e-4(c))

This is the first page of a 13-page document.

ITEM 7.01:	REGULATION FD DISCLOSURE

The information in this report is being furnished (i) pursuant to Regulation FD, and (ii) pursuant to item 12 Results of Operation and Financial Condition (in accordance with SEC interim guidance issued March 28, 2003). In accordance with General Instructions B.2 and B.6 of Form 8-K, the information in this report shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1934, as amended. The furnishing of the information set forth in this report is not intended to, and does not, constitute a determination or admission as to the materiality or completeness of such information.

On September 9, 2008, John Wiley & Sons Inc., a New York corporation (the “Company”), issued a press release announcing the Company’s financial results for the first quarter of fiscal year 2009. A copy of the Company’s press release is attached hereto as Exhibit 99.1 and incorporated.

Exhibit No.	Description

99.1     Press release dated September 9, 2008 titled “John Wiley and Sons, Inc., Announces First Quarter Fiscal Year 2009 Results” (furnished and not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and not deemed incorporated by reference in any filing under the Securities Act of 1934, as amended).

Investor Contact:

Brian Campbell

Director of Investor Relations

201-748-6874

brian.campbell@wiley.com

John Wiley & Sons, Inc. Announces First Quarter Fiscal Year 2009 Results

Hoboken, NJ, September 9, 2008 – John Wiley & Sons, Inc. (NYSE: JWa & JWb) reported revenue of $402 million for the first quarter of fiscal year 2009 ended July 31, 2008, a 3% increase over the same period of fiscal year 2008, or 2% excluding favorable foreign exchange.

Earnings per diluted share for the first quarter increased 19% over the first quarter of fiscal year 2008, excluding a one-time tax benefit that was accretive to EPS by $0.26 last year. The increase was principally due to lower debt financing costs and a $4.6 million ($0.08 per share) insurance settlement. On a U.S. GAAP basis, earnings per diluted share in the first quarter was $0.50 compared to $0.68 for the same quarter of the prior year, which included the aforementioned one-time tax benefit.

“Fiscal year 2009 began as expected. Scientific, Technical, Medical and Scholarly and Higher Education reported year-on-year growth, while Professional/Trade was down from last year’s strong first quarter. Based on these results, leading indicators and market conditions, we continue to expect fiscal year 2009 revenue growth to be in the mid-single digits and EPS growth to be approximately 20%, excluding one-time tax benefits,” said William J. Pesce, President and Chief Executive Officer.

Mr. Pesce added: “We have made significant progress implementing a new global organizational structure across Wiley’s three core businesses to leverage our content, services, and capabilities around the world. During the quarter, we migrated Blackwell’s content, customers, and licenses to the Wiley InterScience online platform, an important milestone in the integration process.”

As a result of the new global organizational structure, the Company is reporting global results for its three core businesses. Previously, the management structure was organized geographically. Blackwell is included in Scientific, Technical, Medical and Scholarly and, therefore, is no longer reported as a separate segment. Prior year results have been restated for comparative purposes.

Shared Service and Administrative costs increased by 12%, or 7% excluding unfavorable foreign exchange and net integration costs related to Blackwell.

Scientific, Technical, Medical, and Scholarly (STMS)

Global STMS revenue for the first quarter increased by 6% to $240 million, or 5% excluding favorable foreign exchange. The year-on-year growth was driven by books and journals. Also contributing to the increase was a $6 million acquisition accounting adjustment that reduced revenue in the first quarter of the prior year. Growth in journal revenue was mainly due to subscriptions and advertising. Book revenue was particularly strong in Asia, Australia, and Canada reflecting the combined effect of Wiley’s sales and marketing capabilities and Blackwell’s book publishing programs.

Direct contribution to profit advanced 15% to $97 million, compared to $84 million for the same period of the previous year, or 16% excluding the unfavorable effect of foreign exchange. The increase reflected top-line results and the collection of a 2003 journal agent bankruptcy settlement of $2 million.

Wiley achieved an important milestone in June by migrating online journal content, customers, and access licenses from Blackwell’s Synergy platform to Wiley InterScience. The migration included approximately 29,000 customers, over two million licenses and nearly two million journal articles. The process of adding new features, functionality, and content to the online platform will continue throughout the fiscal year. Major integration activities were tracking to plan and we expect to complete substantially all integration projects by fiscal year end.

During the first quarter, Wiley signed new contracts with various societies to publish seventeen new journals; renewed or extended contracts to publish nine journals;and lost the contract to publish just one title. Key new contracts include agreements with the Protein Society for its journal, Protein Science; AlphaMed Press for Stem Cells; the American Institute of Chemical Engineers for Biotechnology Progress; the International Labour Organization for International Labour Review; the American Council on Teaching Foreign Languages for Foreign Language Annals; the Production and Operations Management Society for Production and Operations Management;the International Association of Applied Psychology for Applied Psychology Health and Well-Being, a new journal bundled with Applied Psychology; the International Union of Biochemistry and Molecular Biology for BioFactors; and the Geological Society of China forActa Geologica Sinica – English Edition, one of the oldest journals in China.

Key renewals include agreements with the Physiological Society for the Journal of Physiology and Experimental Physiology; the American Society of Information Science and Technology for the Journal of the American Society of Information Science and Technology; and the German Research Foundation to publish their book and reference program, as well as two journals. One of the most prestigious journals from Wiley’s collaboration with the German Research Society, MAK Values and Procedures, won the Innovation Award of the German Society of Environmental and Occupational Medicine.

Wiley has been selected by a number of societies to launch new journals, including the British Elbow and Shoulder Surgery Society, the International Hepato-Pancreato-Biliary Association, and the International Association for the Study of Obesity, which is already a publishing partner.

More than 900 of Wiley’s 1,400 journals are included in the Thomson ISI® 2007 Journal Citation Reports. In recent reports, many Wiley journals showed healthy increases in Impact Factors, which reflects the frequency that peer reviewed journals are cited by researchers. Journals published by Wiley are ranked #1 in 31 categories, including Mass Spectrometry Reviews, Addiction, Arthritis & Rheumatism,Child Development, and Global Ecology and Biogeography.

During the quarter, STMS signed an agreement with CambridgeSoft, a leading provider of knowledge enterprise solutions, to offer Wiley’s organic chemistry content to its customers. CambridgeSoft will provide Wiley’s chemical reaction databases and organic online reference works to the pharmaceutical, biotechnology, and chemical industries through their E-Notebook platform.

Wiley continued to add content to Wiley InterScience. Clinical and Translational Science, which made its debut in May, reflects the needs of medical professionals who wish to harness the many rich translational findings within their research and educational endeavors. MaterialsViews.com was launched in May to complement the print version, which is now associated with over twenty journals. The first issue of Wiley’s new Sports Technology journal was published in print and online. Evolutionary Applications was launched earlier this year as an online-only journal.

STMS announced the winners of this year’s “Young Chemist Award” at the opening ceremony of the 26th Chinese Chemical Congress in Tianjin, China. This is the fifth time Wiley has granted the award, organized in conjunction with the Chinese Chemical Society, recognizing the accomplishments of leading young chemists. The First Polymer International – IUPAC Award for Creativity in Applied Polymer Science or Polymer Technology was awarded at the World Polymer Congress in Taipei, Taiwan. This new award is for young researchers.

Professional/Trade (P/T)

Global P/T revenue for the first quarter was $102 million, a 3% decline from the $105 million reported in last year’s strong first quarter, or a 4% decrease excluding favorable foreign exchange. Strong revenue growth continued in Asia. A decrease in the US compared to last year’s strong first quarter, including the effect of higher sales returns, offset a solid performance in Europe outside the UK, the Middle East & Africa. The business publishing program and online advertising and services, led by Frommers.com and Whatsonwhen.com, showed strong results. Also affecting the comparison to last year was the termination of a publishing agreement in the culinary/hospitality publishing program.

Direct contribution to profit was $19 million compared to $26 million for the first quarter of fiscal year 2008, reflecting the top-line results and higher operating expenses. Expense growth reflected increases in advertising and marketing in anticipation of a strong fall frontlist, as well as employment costs.

Highlights for the quarter include the continued growth of Frommer’s in the EMEA region and the launch of a private label travel destination site for KLM Airlines, with Whatsonwhen providing local event and city guide content for 85 global destinations serviced by KLM. Additionally, P/T generated a 12% increase in the number of book club, translation and digital rights contracts signed this quarter compared to the same quarter in the previous year.

Notable launches include a custom travel guide for MasterCard, entitled Priceless China, which was distributed prior to the Olympics, and two custom guides printed for the US Olympic Committee.  Business titles include Accounting for Dummies, 4th Edition by John Tracy; The Mary Kay Way: Timeless Principles from America’s Greatest Woman Entrepreneur by Mary Kay Ashe; and Extreme Toyota: Radical Contradictions that Drive Success at the World’s Largest Automobile Manufacturer by Emi Osono. In addition, Paul Muolo’s Chain of Blame, Richard Bittner’s Confessions of a Subprime Lender: An Insiders Tale of Greed, Fraud and Ignorance, and David Darst’s Little Book that Saves Your Assets, were published and received considerable publicity and positive reviews.  Leadership books include Transparency: How Leaders Create a Culture of Candor by Warren Bennis, Daniel Coleman, and James O’Toole andThe Five Temptations of a CEO, 10th Anniversary Editionby best-selling author Patrick Lencioni.

In education, Wiley released Stand for the Best, the inspirational story of Tom Bloch, who resigned from his CEO post at H&R Block to teach mathematics in an inner city middle school. Technology books include theiPhone 3G Portable Genius by Paul McFedries and David Pabian; MacBook for Dummies, 2nd Edition by Mark Chambers; Advanced QoS for Multi-Service Based IP/MPLS Networks by Ram Balakrishnan; and Fedora 9 and Red Hat Enterprise Linux Bible by Chris Negus.

The rapid growth of online services continued in the quarter, as evidenced by new website advertising contracts with Sheraton Hotels and AIG Travel Guard (Frommers.com), as well as the US Airforce Academy (Cliffnotes.com). Cliffnotes TestSuccess, a subscription-based test prep tool that allows AP exam students to assess their weaknesses through diagnostic testing and targeted practice questions, was launched in the quarter. Other noteworthy new product introductions include Wrox.com chapter-on-demand, where programmers can instantly buy content by chapter rather than the entire publication; Leadership Practices Inventory (LPI) scoring software, which facilitates the scoring process for those taking the LPI assessment; and Frommer’s branded applications for iPhone and iTouch.

 Higher Education (HE)

Global HE revenue advanced 6% to $59 million, compared to $56 million for the first quarter of fiscal year 2008, or 4% excluding the effect of favorable foreign exchange. Global HE revenue, excluding the Australian Secondary School business, grew 7%. The results were driven by the continued success of the WileyPLUS digital learning suite; revenue from acquired titles of approximately $1.5 million; and organic growth in science, mathematics, engineering, and the social sciences. Markets around the world contributed to the growth, particularly North America, Asia, and Australia.

Direct contribution to profit advanced 4% to $19 million from $18 million in the first quarter of last year, reflecting the top-line results.

WileyPLUS, an interactive suite that includes access to online textbooks, homework management tools, grading, and presentation resources, continues to build momentum around the world, as reflected in the 43% growth in billings and the number of registered users jumping 55% over the same quarter of last year. WileyPLUS revenue is deferred and recognized over the course of the semester. Given the increased penetration of WileyPLUS, approximately $2 million of additional revenue was deferred this quarter as compared to the first quarter of fiscal 2008.

Notable books published during the quarter include Principles of Anatomy and Physiology, 12th Editionby Gerard J. Tortora and Bryan H. Derrickson; Microbiology: Principles and Explorations, 7th Edition by Jacquelyn G. Black; Biochemistry, 3rd Edition by Donald J. Voet and Judith G. Voet; Elementary Differential Equations, 8th Edition by William E. Boyce and Richard C. DiPrima; College Algebra by Cynthia Y. Young; Calculus: Multivariable, 8th Edition by Howard Anton, Irl Bivens, and Stephen Davis; Calculus: Single and Multivariable, 4th Edition by Deborah Hughes-Hallett, Andrew M. Gleason, et.al; Realms, Regions and Concepts, 13th Edition by H. J. de Blij and Peter O. Muller; Dicho y hecho, 8th Edition by Laila M. Dawson, Kim Potowski, and Silvia Sobral; ¡Con brío! by María Concepción, Lucas Murillo, and Laila M. Dawson; and Parliamo Italiano, 3rd Editionby Suzanne Branciforte.

At the end of the first quarter, Wiley acquired a list of textbooks and learning materials from Cengage Learning. These market-leading books provide a strong complement to Wiley’s existing programs in business and modern languages. HE signed an agreement with WIMBA, a collaborative learning software applications and services company, to provide new voice-recording functionality to enhance its already strong WileyPLUS offerings in modern languages.

Earlier in the quarter, Wiley acquired a list of mathematics and statistics titles from Key College Publishing, the higher education business of California-based Key Curriculum Press. The acquisition brings to HE award-winning authors and educators. The acquired programs will strengthen Wiley's current offerings and provide an excellent opportunity for targeted growth and expansion in mathematics.

In Australia, HE signed an agreement with Ernst & Young to publish, as an audit practice case study, its training manual for audit staff. Chemistry by Allan Blackman, et al, received a “highly commended” in the Best Designed Tertiary Book Category at the 56th Australian Book Design Awards. This textbook is an adaptation of three US textbooks. In Canada, HE is partnering with Now Prepay to allow students to purchase a registration code for WileyPLUS directly through their accounts at more than 35 universities and colleges.

Conference Call

Wiley will hold a conference call today, Tuesday, September 9, 2008, at 2:30 pm (EDT) to discuss its financial results for the first quarter of fiscal year 2009.

To participate in the conference call, please dial the following number approximately ten minutes prior to the scheduled starting time: (877) 857-6147.  International callers may participate by dialing:  (719) 325-4819.

A replay of the call will be available from 5:30 p.m. (EDT) on Tuesday, September 9, through Wednesday, September 17, 2008 by dialing (888) 203-1112 or (719) 457-0820 and entering passcode:  6840387.

A live audio webcast will be accessible at http://www.wiley.com/go/communications.  A replay of the webcast will be accessible for 14 days afterwards.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

This release contains certain forward-looking statements concerning the Company's operations, performance, and financial condition. Reliance should not be placed on forward-looking statements, as actual results may differ materially from those in any forward-looking statements. Any such forward-looking statements are based upon a number of assumptions and estimates that are inherently subject to uncertainties and contingencies, many of which are beyond the control of the Company, and are subject to change based on many important factors. Such factors include, but are not limited to (i) the level of investment in new technologies and products; (ii) subscriber renewal rates for the Company's journals; (iii) the financial stability and liquidity of journal subscription agents; (iv) the consolidation of book wholesalers and retail accounts; (v) the market position and financial stability of key online retailers; (vi) the seasonal nature of the Company's educational business and the impact of the used book market; (vii) worldwide economic and political conditions; (viii) the Company's ability to protect its copyrights and other intellectual property worldwide (ix) the ability of the Company to successfully integrate acquired operations and realize expected opportunities and (x) other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any such forward-looking statements to reflect subsequent events or circumstances.

About Wiley

Founded in 1807, John Wiley & Sons, Inc. has been a valued source of information and understanding for 200 years; helping people around the world meet their needs and fulfill their aspirations. Since 1901, Wiley and its acquired companies have published the works of more than 350 Nobel laureates in all categories: Literature, Economics, Physiology/Medicine, Physics, Chemistry and Peace.

Our core businesses include scientific, technical, medical and scholarly journals, encyclopedias, books, and online products and services; professional/trade books, subscription products, training materials, and online applications and websites; and educational materials for undergraduate and graduate students and lifelong learners. Wiley’s global headquarters are located in Hoboken, New Jersey, with operations in the U.S., Europe, Asia, Canada, and Australia. The Company’s Web site can be accessed at http://www.wiley.com. The Company is listed on the New York Stock Exchange under the symbols JWa and JWb.

JOHN WILEY & SONS, INC.
UNAUDITED SUMMARY OF OPERATIONS
FOR THE FIRST QUARTER ENDED
JULY 31, 2008 AND 2007
(in thousands, except per share amounts)

Adjusted - For Tax Benefits
	First Quarter Ended July 31,
	2008	2007	% Change

Revenue	$401,707	388,722	3%

Costs and Expenses
Cost of Sales	127,359	126,228	1%
Operating and Administrative Expenses	220,537	206,425	7%
Amortization of Intangibles	9,905	9,723	2%

Total Costs and Expenses	357,801	342,376	5%

Operating Income	43,906	46,346	-5%
Operating Margin	10.9%	11.9%

Interest Expense and Other, Net	7,876	16,573

Income (Loss) Before Taxes	36,030	29,773	21%

Adjusted Provision for Income Taxes (A)	5,811	4,886

Adjusted Net Income (Loss)	$30,219	24,887	21%

Adjusted Income (Loss) Per Share- Diluted	$0.50	0.42	19%

Average Shares - Diluted	59,992	59,086

Reconciliation of Non-GAAP Adjusted Financial Disclosure (Tax Benefit)
Adjusted Net Income (Loss)	$30,219	24,887
Tax Benefit (A)	-	15,282
Net Income (Loss) - GAAP	$30,219	40,169	-25%

Adjusted Income (Loss) Per Diluted Share	$0.50	0.42
Tax Benefit (A)	-	0.26
Income (Loss) Per Diluted Share - GAAP	$0.50	0.68	-26%

(A)

Fiscal year 2008 excludes a $15.3 million tax benefit, or $0.26 per diluted share, associated with a new tax law enacted in the United Kingdom on July 19, 2007 that reduced the corporate income tax rate from 30% to 28%. The benefit recognized by the Company reflects the adjustment required to record all UK-related deferred tax balances at the new UK corporate income tax rate of 28%.

Note: The Company’s management evaluates operating performance excluding unusual and/or non-recurring events. The Company believes excluding such events provides a more effective and comparable measure of performance and a clearer view of underlying trends. Since adjusted net income and adjusted earnings per share are not measures calculated in accordance with GAAP, they should not be considered as a substitute for other GAAP measures, including net income and earnings per share, as an indicator of operating performance. Accordingly, adjusted net income and adjusted earnings per share are reconciled above to net income and earnings per share on a GAAP basis.

In connection with the integration of Blackwell, the reporting of journal distribution and fulfillment costs and certain other journal development costs have been transferred from cost of sales to operating and administrative costs. All prior year periods have been restated for comparability. These changes had no impact on Wiley’s net income and EPS.

JOHN WILEY & SONS, INC.
UNAUDITED SEGMENT RESULTS
FOR THE FIRST QUARTER ENDED
JULY 31, 2008 AND 2007
(in thousands)

	First Quarter Ended
	July 31,
	2008	2007	% Change
Revenue

Scientific, Technical, Medical and Scholarly	$240,349	$227,528	6%

Professional/Trade	102,023	105,199	-3%

Higher Education	59,335	55,995	6%

Total	$401,707	$388,722	3%

Direct Contribution to Profit

Scientific, Technical, Medical and Scholarly	$96,517	$84,012	15%

Professional/Trade	19,474	25,655	-24%

Higher Education	18,692	17,924	4%

Total	$134,683	$127,591	6%

Shared Services and Administrative Costs
Distribution	$(29,183)	$(27,275)	7%
Technology Services	(26,034)	(21,217)	23%
Finance	(11,623)	(10,627)	9%
Other Administration	(23,937)	(22,126)	8%
Total	$(90,777)	$(81,245)	12%

Operating Income	$43,906	46,346

Note: During fiscal year 2008, the Company began developing a global organizational structure encompassing the Company’s three core businesses: Scientific, Technical, Medical and Scholarly, Professional/Trade and Higher Education. This global organizational structure will enhance the Company's ability to leverage content, services and capabilities around the world to better serve authors, society partners and customers. Previously, the management structure was organized geographically.

As of May 1, 2008, the beginning of the Company’s 2009 fiscal year, the transition of all operational and financial systems necessary to support a global organization were finalized. As part of this process, the impact on business segment reporting was evaluated and changed to conform with the requirements of SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information.” The Company will continue to report financial data for shared service functions which are centrally managed for the benefit of the three global businesses, including Distribution, Technology Services, Finance and Other Administration. The changes in segment reporting will enable investors to view the performance of the Company in the same way as management assesses business performance. Accordingly, all prior year segment data reported in the Company’s financial statements has been restated for comparability.

In connection with the integration of Blackwell, the reporting of certain accounts within segment reporting were realigned as follows: journal distribution and fulfillment costs were moved from direct costs to Shared Service - Distribution; certain operational incentive compensation costs were moved from Shared Service - Other Administration to direct costs; and certain finance costs were moved from direct costs to Shared Service - Finance. In addition, certain product lines were realigned in the Unaudited Segment Results to correspond with management responsibility. All prior year periods have been restated for comparability. These changes had no impact on Wiley’s net income and EPS.

JOHN WILEY & SONS, INC.
UNAUDITED CONDENSED STATEMENTS OF FINANCIAL POSITION
(in thousands)

	July 31,		April 30,
	2008	2007	2008

Current Assets
Cash & cash equivalents	$46,873	113,806	59,311
Accounts receivable	230,354	211,747	224,757
Inventories	116,856	110,949	118,209
Deferred income tax benefits	2,124	16,637	3,651
Prepaid and other	25,987	20,225	41,652
Total Current Assets	422,194	473,364	447,580
Product Development Assets	89,284	81,492	95,126
Property, Equipment and Technology	146,063	124,047	145,709
Intangible Assets	1,129,390	1,171,771	1,120,398
Goodwill	710,043	711,086	708,233
Deferred Income Tax Benefits	29,453	20,640	29,136
Other Assets	42,438	34,245	42,632
Total Assets	2,568,865	2,616,645	2,588,814

Current Liabilities
Accounts and royalties payable	165,873	141,596	189,332
Deferred revenue	225,173	208,510	315,830
Accrued income taxes	1,790	9,945	1,633
Accrued pension liability	2,477	2,139	2,499
Other accrued liabilities	99,056	102,389	136,867
Current portion of long-term debt	50,625	33,750	45,000
Total Current Liabilities	544,994	498,329	691,161
Long-Term Debt	886,916	1,104,905	797,318
Accrued Pension Liability	85,029	113,444	82,755
Other Long-Term Liabilities	87,665	58,802	100,421
Deferred Income Taxes	229,085	253,889	228,041
Shareholders' Equity	735,176	587,276	689,118
Total Liabilities & Shareholders' Equity	$2,568,865	2,616,645	2,588,814

JOHN WILEY & SONS, INC.
UNAUDITED STATEMENTS OF FREE CASH FLOW
(in thousands)

	Three Months Ended
	July 31,
	2008	2007
Operating Activities:
Net income	$30,219	40,169
Amortization of intangibles	9,904	9,722
Amortization of composition costs	11,259	10,085
Depreciation of property, equipment and technology	8,528	7,954
Special non-cash tax benefits	-	(15,282)
Stock-based compensation (net of tax)	3,474	3,478
Excess tax benefits from stock-based compensation	(3,595)	(2,223)
Non-cash charges and other	13,103	15,320
Change in deferred revenue	(115,297)	(116,837)
Net change in operating assets and liabilities	4,570	(17,835)
Cash Used for Operating Activities, excluding acquisitions	(37,835)	(65,449)

Investments in organic growth:
Additions to product development assets	(18,768)	(23,772)
Additions to property, equipment and technology	(8,837)	(4,795)

Free Cash Flow	(65,440)	(94,016)

Other Investing and Financing Activities:
Acquisitions, net of cash	(17,759)	(5,767)
Repayment of long-term debt	(87,200)	(197,298)
Borrowings of long-term debt	182,400	335,710
Change in book overdrafts	(28,176)	1,823
Cash dividends	(7,665)	(6,374)
Proceeds from issuance of stock on option exercises and other	7,333	5,432
Excess tax benefits from stock-based compensation	3,595	2,223
Cash Provided by Investing and Financing Activities	52,528	135,749

Effects of Exchange Rate Changes on Cash	474	580

Increase (Decrease) in Cash and Cash Equivalents for Period	$(12,438)	42,313

RECONCILIATION TO GAAP PRESENTATION

Investing Activities:
Additions to product development assets	$(18,768)	(23,772)
Additions to property, equipment and technology	(8,837)	(4,795)
Acquisitions, net of cash	(17,759)	(5,767)
Cash Used for Investing Activities	$(45,364)	(34,334)

Financing Activities:
Cash Provided by Investing and Financing Activities	$52,528	135,749
Less:
Acquisitions, net of cash	(17,759)	(5,767)
Cash Provided by Financing Activities	$70,287	141,516

Note: The Company’s management evaluates performance using free cash flow. The Company believes free cash flow provides a meaningful and comparable measure of performance. Since free cash flow is not a measure calculated in accordance with GAAP, it should not be considered as a substitute for other GAAP measures, including cash used for investing activities and financing activities, as an indicator of performance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized

JOHN WILEY & SONS, INC.
Registrant

By	William J. Pesce
/s/	William J. Pesce
President and Chief Executive Officer

By	Ellis E. Cousens
/s/	Ellis E. Cousens
Executive Vice President and
Chief Financial & Operations Officer

Dated: September 9, 2008